Exhibit 10.21 to 2003 10-K

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF NOVEMBER 20, 2003

AMONG

CONVERGYS FUNDING CORPORATION, AS SELLER,

CONVERGYS CORPORATION, AS SERVICER,

FALCON ASSET SECURITIZATION CORPORATION,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

FIFTH THIRD BANK

AND

BANK ONE, NA,

AS THE FALCON AGENT AND AS THE ADMINISTRATIVE AGENT

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ARTICLE XIV. MISCELLANEOUS

Section 14.1	Waivers and Amendments	43
Section 14.2	Notices	44
Section 14.3	Ratable Payments	44
Section 14.4	Protection of Ownership Interests of the Purchasers	44
Section 14.5	Confidentiality	45
Section 14.6	Bankruptcy Petition	46
Section 14.7	Limitation of Liability	46
Section 14.8	CHOICE OF LAW	46
Section 14.9	CONSENT TO JURISDICTION	46
Section 14.10	WAIVER OF JURY TRIAL	47
Section 14.11	Integration; Binding Effect; Survival of Terms	47
Section 14.12	Counterparts; Severability; Section References	47
Section 14.13	Bank One, NA Roles	47
Section 14.14	Characterization	48

Exhibit I	Definitions
Exhibit II	Form of Purchase Notice
Exhibit III	Chief Executive Office and Places of Business of the Seller; Locations of Records; Federal Employer Identification Number and Organizational Identification Number
Exhibit IV	Names of Collection Banks; Collection Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Collection Account Agreement
Exhibit VII	Form of Assignment Agreement
Exhibit VIII	Credit and Collection Policy of Each Originator
Exhibit IX	Form of Invoice(s)
Exhibit X	Form of Monthly Report

Schedule A	Commitments and Liquidity Commitments
Schedule B	Documents to be Delivered to the Administrative Agent on or prior to the Initial Purchase

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CONVERGYS FUNDING CORPORATION

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of November 20, 2003 is among Convergys Funding Corporation, an Ohio corporation (“Seller”), Convergys Corporation, an Ohio corporation (“Convergys”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each, a “Seller Party”), the funding entities (other than Fifth Third) listed on Schedule A to this Agreement (together with their respective successors and assigns hereunder, the “Financial Institutions”), Fifth Third Bank, an Ohio banking corporation (“Fifth Third”), Falcon Asset Securitization Corporation (“Falcon”) and Bank One, NA, with its main office in Chicago, Illinois, as agent and administrator for Falcon (in such capacity, together with its successors, the “Falcon Agent”) and as agent for the Purchasers hereunder (together with its successors and assigns hereunder, the “Administrative Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement will have the meanings assigned to such terms in Exhibit I. This Agreement amends and restates in its entirety that certain Receivables Purchase Agreement dated as of September 28, 1999, as amended from time to time prior to the date hereof, by and among the parties hereto other than Fifth Third (the “Existing Agreement”).

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Falcon may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time, and Fifth Third shall purchase Purchaser Interests from Seller from time to time.

In the event that Falcon declines to make any purchase, the Financial Institutions in the Falcon Group will, at the request of Seller, purchase from time to time Purchaser Interests that were declined by Falcon. In addition, the Financial Institutions in the Falcon Group have agreed to provide a liquidity facility to Falcon in accordance with the terms hereof.

Bank One, NA has been requested and is willing to act as Falcon Agent on behalf of Falcon and its Financial Institutions in the Falcon Group, and as the Administrative Agent on behalf of the Falcon Agent and all of the Purchasers in accordance with the terms hereof.

NOW, THEREFORE, in accordance with the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Agreement in its entirety as set forth herein.

ARTICLE I.

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Falcon Agent for the benefit of one or more of the Purchasers in Falcon’s Group and simultaneously to Fifth Third, whereupon (i) Fifth Third shall purchase, and (ii) Falcon may, at its option, instruct the Falcon Agent to purchase on Falcon’s behalf from time to time, or if Falcon will decline to purchase, the Falcon Agent will purchase, on behalf of the Financial Institutions in the Falcon Group, Purchaser Interests; provided, however, that (A) the Purchase Prices for the Purchaser Interests sold on any given Business Day shall be ratable in accordance with each Group’s respective Percentage, and (B) in no event shall the aggregate Capital outstanding hereunder from either Group exceed the lesser of (i) such Group’s Percentage of the Purchase Limit and (ii) the Commitment Availability for such Group during the period from the date hereof to but not including the Facility Termination Date. Seller hereby assigns, transfers and conveys to the Falcon Agent for the benefit of the Falcon Group and to Fifth Third, and each of the Falcon Agent and Fifth Third hereby acquires, their respective Percentages of all of Seller’s now owned and existing and hereafter arising or acquired right, title and interest in and to the Purchaser Interests.

Section 1.2 Increases. Seller will provide the Falcon Agent and Fifth Third with at least two Business Days’ prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice will be subject to Section 6.2 hereof and, except as set forth below, will be irrevocable and will specify the requested Purchase Price (which will not be less than $1,000,000 for the Falcon Group or less than $500,000 for the Fifth Third Group), the date of purchase and, solely in the case of an Incremental Purchase by the Falcon Group to be funded by the Financial Institutions in the Falcon Group, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Falcon Agent will determine whether Falcon agrees to make its Percentage of the purchase. If Falcon declines to make its Percentage of the proposed purchase (referred to herein as “Falcon Refusal”), Seller may cancel the Purchase Notice as to the Falcon Group or, in the absence of such a cancellation, the Incremental Purchase of the Falcon Group’s Percentage of the Purchaser Interests will be made by the Financial Institutions, and, whether or not such cancellation occurs, the Incremental Purchase of the Fifth Third Group’s Percentage of the proposed purchase will be made by Fifth Third. Notwithstanding anything herein to the contrary, with respect to each Incremental Purchase occurring after a Falcon Refusal, (unless another Falcon Refusal shall occur with respect to such Incremental Purchase) Falcon’s percentage of the proposed purchase shall be disproportionately higher for each such purchase and Fifth Third’s percentage shall be disproportionably lower until such time as Falcon’s Percentage and Fifth Third’s Percentage are the same respective Percentages in effect on the date of this Agreement or in effect on the date of any amendment or modification to the definition of Percentage. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, (a) Falcon or the Financial Institutions, as applicable, will wire transfer to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Falcon, the Falcon Group’s

Percentage of the aggregate Purchase Price of the Purchaser Interests the Falcon Group is then purchasing or (ii) in the case of a Financial Institution in the Falcon Group, such Financial Institution’s Pro Rata Share of the Falcon Group’s Percentage of aggregate Purchase Price of the Purchaser Interests the Financial Institutions in the Falcon Group are purchasing, and (b) Fifth Third will wire transfer to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to the Fifth Third Group’s Percentage of the aggregate Purchase Price of the Purchaser Interests the Fifth Third Group is then purchasing. Notwithstanding the foregoing, there may not be more than two Incremental Purchases and/or Aggregate Reductions per week per Group, and all Incremental Purchases shall be made ratably between the Group’s in accordance with their respective Percentages.

Section 1.3 Decreases. Seller will provide each of the Falcon Agent and Fifth Third with prior written notice in conformity with the Required Notice Period of any reduction from Collections requested by Seller (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections and their respective Percentages thereof. Such Reduction Notice will designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital will occur (which date will give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Capital to be reduced which will be applied ratably to the Purchaser Interests of both Groups (the “Aggregate Reduction”), and (iii) each Group’s Percentage of such Aggregate Reduction. Only one (1) Reduction Notice will be outstanding at any time. Notwithstanding the foregoing, no voluntary Aggregate Reduction will be made following the occurrence of the Amortization Date without the prior written consent of the Falcon Agent and Fifth Third. All Aggregate Reductions shall be made ratably between the Groups in accordance with their respective Percentages, and all amounts paid for the benefit of the Falcon Group shall be distributed by the Falcon Agent to Falcon and the Financial Institutions in the Falcon Group ratably in accordance with their respective shares (if any) of the Capital outstanding from the Falcon Group.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement will be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) will be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser in the Falcon Group, they will be paid to the Falcon Agent, for the account of such Purchaser, at the Falcon Agent’s headquarters in Chicago, Illinois until otherwise notified by the Falcon Agent. If such amounts are payable to Fifth Third, they will be paid to Fifth Third at its headquarters in Cincinnati, Ohio until otherwise notified by Fifth Third. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and under the Fee Letters will be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder will be payable on a day which is not a Business Day, such amount will be payable on the next succeeding Business Day.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller will immediately pay to the Falcon Agent, for the benefit of the relevant Purchaser(s) in the Falcon Group, and Fifth Third, on a full recourse basis, (i) such fees as set forth in the applicable Fee Letter (which fees, in the case of the Falcon Group, will be sufficient to pay all fees owing to the Financial Institutions in the Falcon Group), (ii) all CP Costs applicable to their respective Group’s Purchaser Interests, (iii) all amounts payable as Yield to their respective Groups, (iv) their respective Group’s Percentage of all amounts payable as Deemed Collections (which will be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable to reduce the Seller Interest, if required, pursuant to Section 2.6 hereof, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs applicable to their respective Group’s Purchaser Interest and (ix) all Default Fees applicable to their respective Group’s Purchaser Interest (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or any Fee Letter will require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller will immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections will be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer will be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer will set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution in the Falcon Group and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions in the Falcon Group) hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest in which such Purchaser has an interest (other than any Purchaser Interests of Terminating Financial Institutions in the Falcon Group), such that after giving effect to such Reinvestment, the amount of Capital of each such Purchaser Interest immediately after such receipt and corresponding Reinvestment will be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer will remit to the Falcon Agent’s and Fifth Third’s respective accounts the amounts set aside for each Group during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations owing to such Group and second, to reduce the Capital of all

Purchaser Interests of Terminating Financial Institutions in the Falcon Group, applied ratably to each Terminating Financial Institution in the Falcon Group according to its respective Termination Percentage. If such Obligations will be reduced to zero, any additional Collections received by the Servicer (i) if applicable, will be remitted to the Falcon Agent’s and Fifth Third’s respective accounts no later than 11:00 a.m. (Chicago time) to the extent required to fund their respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter will be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Financial Institution in the Falcon Group will be allocated a ratable portion of the Falcon Group’s Percentage of Collections from the date of any assignment by Falcon pursuant to Section 13.6 (the “Termination Date”) until such Terminating Financing Institution’s Capital will be paid in full. This ratable portion will be calculated on the Termination Date of each Terminating Financial Institution in the Falcon Group as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the aggregate Capital outstanding from the Falcon Group on such Termination Date (the “Termination Percentage”). Each Terminating Financial Institution’s Termination Percentage will remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage will be disregarded, and each Terminating Financial Institution’s Capital will be reduced ratably with all Financial Institutions in the Falcon Group in accordance with Section 2.3.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer will set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day in respect of such Purchaser Interest and an additional amount of Collections for the payment of any accrued and unpaid Obligations owed by Seller to such holders of Purchaser Interests and not previously paid by Seller in accordance with Section 2.1 hereof. On and after the Amortization Date, the Servicer will, within one (1) Business Day following receipt of any Collections: (i) remit to the Falcon Agent’s and Fifth Third’s respective accounts the amounts set aside for the members of their respective Groups pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids owing to the holder of each such Purchaser Interest.

Section 2.4 Application of Collections.

(a) If there will be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer will distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including without limitation, the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agents’ and the Purchasers’ costs of collection and enforcement of this Agreement,

third, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses (including the Servicing Fee) when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and fifth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids will be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, will be shared ratably (within each priority) among the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids will be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller will remain obligated for the amount of any payment or application so rescinded, returned or refunded, and will promptly pay to the Falcon Agent’s and Fifth Third’s respective accounts (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Maximum Purchaser Interests. Seller will ensure that the Purchaser Interests of all Purchasers will at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller will pay to each of the Falcon Agent’s and Fifth Third’s respective accounts within one (1) Business Day their respective Percentage of an amount to be applied to reduce the aggregate Capital of such Group (as allocated by the Falcon Agent or Fifth Third’s as applicable), such that after giving effect to such payments, the aggregate of the Purchaser Interests equals or is less than l00%.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller will have the right (after providing written notice to the Falcon Agent and Fifth Third in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests (a “Clean-up Call”). The aggregate purchase price in respect thereof will be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase will be without representation, warranty or recourse of any kind by, on the part of, or against any of the Purchasers or Agents. Upon such payment in full of the Aggregate Unpaids following a Clean-up Call, this Agreement will terminate and be of no force and effect, except for provisions which expressly survive termination.

ARTICLE III.

CP FUNDING

Section 3.1 CP Costs. Seller will pay CP Costs with respect to the Capital associated with each Purchaser Interest (a) of Falcon for each day that any Capital in respect of such Purchaser Interest is outstanding and (b) of Fifth Third for each day that any Capital in respect of such Purchaser Interest is outstanding during a CP Availability Period. Each such Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Falcon or Fountain Square, as applicable, and funded substantially with Pooled Commercial Paper.

Section 3.2 CP Costs Payments. On each applicable Settlement Date, Seller will pay to the Falcon Agent’s and Fifth Third’s respective accounts (for the benefit of Falcon in the case of the Falcon Agent) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Falcon or Fifth Third, as the case may be, for the immediately preceding Accrual Period in accordance with Article II hereof.

Section 3.3 Calculation of CP Costs. On the 3rd Business Day of each month hereafter while Falcon has any Purchaser Interest outstanding and Fifth Third has funding available from Fountain Square, the Falcon Agent will calculate the aggregate amount of CP Costs owing to Falcon for the applicable Accrual Period, and Fifth Third will calculate the aggregate amount of CP Costs owing to Fifth Third for the applicable Accrual Period, and the Falcon Agent and Fifth Third will notify Seller of such aggregate amounts for each of their respective Groups.

ARTICLE IV.

LIQUIDITY FUNDING

Section 4.1 Liquidity Funding. Each Liquidity Interest will accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Falcon Agent or Fifth Third, as applicable, of another Discount Rate in accordance with Section 4.4 hereof, the initial Discount Rate for any Purchaser Interest transferred by Falcon to the Financial Institutions in the Falcon Group pursuant to the terms and conditions hereof and for any Fifth Third Liquidity Interest will be the Base Rate. If the Financial Institutions in the Falcon Group acquire by assignment from Falcon any Purchaser Interest pursuant to Article XIII, each Purchaser Interest so assigned will each be deemed to have a new Tranche Period commencing on the date of any such assignment. If the CP Availability Period ends, each Purchaser Interest of Fifth Third will be deemed to have a new Tranche Period commencing on the date the CP Availability Period ended.

Section 4.2 Yield Payments. On the Settlement Date for each Liquidity Interest, Seller will pay to the Falcon Agent (for the benefit of the Financial Institutions) or to Fifth Third, as the case may be, an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Liquidity Interest in accordance with Article II hereof.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) With consultation from (and approval by) the Falcon Agent or Fifth Third, as applicable, Seller will from time to time request Tranche Periods for the Liquidity Interests, provided that, at any time a Liquidity Interest is outstanding from any Financial Institution in the Falcon Group or Fifth Third, Seller will always request Tranche Periods from such Purchaser such that at least one Tranche Period will end on the date specified in clause (A) of the definition of Settlement Date.

(b) Seller, on the one hand, and as applicable, the Falcon Agent or Fifth Third, on the other hand, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests of the same Group, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests of the same Group that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests of the same Group to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Falcon be combined with a Purchaser Interest of the Financial Institutions or of Fifth Third, and in no event may a Purchaser Interest of Fifth Third be combined with a Purchaser Interest of anyone in the Falcon Group.

Section 4.4 Liquidity Interest Discount Rates. Seller may select the LIBO Rate or the Base Rate for each Liquidity Interest. Seller will by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the Falcon Agent or Fifth Third, as the case may be, irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the applicable Person in accordance with the preceding sentence of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions in the Falcon Group pursuant to the terms and conditions hereof, and of any Purchaser Interest of Fifth Third outstanding when the CP Availability Period ends, will be the Base Rate.

Section 4.5 Suspension of the LIBO Rate.

(a) If any Financial Institution in the Falcon Group or Fifth Third notifies Seller that it has determined that funding its Liquidity Interest at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Interest at such LIBO Rate, then the members of the applicable Group will suspend the availability of such LIBO Rate and require Seller to select the Base Rate for any Liquidity Interest accruing Yield at such LIBO Rate.

(b) If less than all of the Financial Institutions in the Falcon Group give a notice to the Falcon Agent pursuant to Section 4.5(a), each Financial Institution in the Falcon Group which gave such a notice will be obliged, at the request of Seller, Falcon or the Falcon Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Falcon Agent that is acceptable to Falcon and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions in the Falcon Group and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.l(b).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller Parties. Each Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment, that:

(a) Corporate Existence and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted and, in the case of the Servicer, where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its articles of incorporation or regulations (i.e., by-laws), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder);

and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller will be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and will, upon each purchase hereunder, transfer to the relevant Purchaser or Purchasers (and such Purchaser or Purchasers will acquire from

Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Falcon Agent and the Purchasers) ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4 (a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Falcon Agent and Fifth Third as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2002, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or on the ability of the initial Servicer to perform its obligations under this Agreement; and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) on the ability of Seller to perform its obligations under the Transaction Documents to which it is a party, or (C) the collectibility of the Receivables generally or of any material portion of the Receivables.

(n) Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Convergys owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not a Holding Company or an Investment Company. Such Seller Party is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Seller Party has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract(s) and Invoice(s) related thereto, does not contravene any material laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract(s) and Invoice(s), and has not made any change to such Credit and Collection Policy, except such material change as to which the Falcon Agent and Fifth Third have been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Convergys. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Convergys, in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Convergys under the Receivables Sale Agreement, is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Invoices. Each Invoice with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the aggregate Capital of all the Purchaser Interests, plus (ii) the Aggregate Reserves.

(w) [Intentionally Omitted].

(x) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

Section 5.2 Financial Institution Representations and Warranties. Each Financial Institution in the Falcon Group hereby represents and warrants to the Agents and Falcon that:

(a) Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent will have received on or before the date of such purchase those documents listed on Schedule B and (b) the Agents and Fifth Third will have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the applicable Fee Letter.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to Section 13.1) and each Reinvestment will be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (1) the Servicer will have delivered to the Falcon Agent and Fifth Third on or prior to the date of such purchase, in form and substance satisfactory to both the Falcon Agent and Fifth Third, all Monthly Reports as and when due under Section 8.5 and (2) upon the Falcon

Agent’s or Fifth Third’s request, the Servicer will have delivered to the Falcon Agent and Fifth Third at least three (3) days prior to such purchase or Reinvestment an interim report showing the amount of then Eligible Receivables; (b) the Facility Termination Date will not have occurred; (c) the Falcon Agent and Fifth Third will have received such other approvals, opinions or documents as the Falcon Agent or Fifth Third may reasonably request; and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements will be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment will be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii) no event has occurred, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment will, unless otherwise directed by any Agent or Purchaser, occur automatically on each day that the Servicer will receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment will give rise to a right of the Falcon Agent and Fifth Third, which right may be exercised at any time on demand of the Falcon Agent or Fifth Third, to rescind the related purchase and direct Seller to pay to the Falcon Agent (for the benefit of the Purchasers in the Falcon Group, and to Fifth Third their respective Percentages of the Collections prior to the Amortization Date that will have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Falcon Agent and Fifth Third:

(i) Annual Reporting. Within 105 days after the close of each of its respective fiscal years, audited, unqualified financial statements (which will include balance sheets, statements of income and retained earnings and a statement of cash flows) for Convergys for such fiscal year certified in a manner acceptable to the Falcon Agent and Fifth Third by independent public accountants of nationally recognized standing or otherwise acceptable to the Falcon Agent and Fifth Third.

(ii) Quarterly Reporting. Within 60 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of Convergys as at the close of each such period and related consolidated statements of income, retained earnings and cash flows for Convergys for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or any Authorized Officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of Convergys and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Seller Party or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than any of the Agents or Purchasers, copies of the same.

(vii) Change in Credit and Collection Policy. At least fifteen (15) days prior to the effectiveness of any material change in, or material amendment to, either Credit and Collection Policy, a copy of such Credit and Collection Policy as then in effect together with a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Falcon Agent’s and Fifth Third’s consent thereto.

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables (other than confidential or proprietary information with respect to the Obligors thereon that has no direct bearing on the collectibility of the Receivables) or the condition or operations, financial or otherwise, of such Seller Party as the Falcon Agent or Fifth Third may from time to time reasonably request in order to protect the interests of the Purchasers under or as contemplated by this Agreement.

(b) Notices. Such Seller Party will notify the Falcon Agent and Fifth Third in writing signed by an Authorized Officer of such Seller Party of the occurrence of any of the following promptly upon learning thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event.

(ii) Judgment and Proceeding. (A) The entry of any judgment or decree against the Servicer or any of its Subsidiaries (other than Seller) if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $15,000,000, (B) the entry of any judgment or decree against Seller, (C) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer or any of its Subsidiaries (other than Seller) if the amount of damages claimed exceeds $15,000,000, or (D) the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Amortization Date. The occurrence of the “Amortization Date” under the Receivables Sale Agreement or the First-Step Receivables Purchase Agreement.

(v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor.

(vi) Downgrade of Convergys or either of the Originators. Any downgrade in the rating of any Indebtedness of Convergys or either of the Originators by Standard and Poor’s Ratings Group, Moody’s Investors Service, Inc. or any other nationally recognized rating agency, setting forth the Indebtedness affected and the nature of such change.

(vii) Amendments to Credit Agreement. Any amendment to, or any waiver, restatement or replacement of, the Credit Agreement, enclosing a copy of such amendment, waiver, restatement or replacement agreement.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all material respects with all material applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except, in the case of the Servicer, where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Falcon Agent and Fifth Third from time to time such information with respect to it and the Receivables as either of them may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Administrative Agent upon reasonable notice and at the sole cost of such Seller

Party, permit a respective agent or representative of a third party auditor mutually acceptable to the Falcon Agent and Fifth Third: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts and Invoices, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and Invoices and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each, an “Audit”). Notwithstanding the foregoing, prior to the occurrence of an Amortization Event, only two (2) Audits per Seller Party or Originator will be effected by the any such agreed upon agents or representatives during any 12-month period.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Falcon Agent and Fifth Third notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Seller Party will (A) mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Administrative Agent, describing the Purchaser Interests, and (B) upon request of any of the Agents or Fifth Third after the occurrence of an Amortization Event and during the continuance thereof: (x) mark each Invoice with a legend describing the Purchaser Interests and (y) deliver to the Administrative Agent all Invoices relating to the Receivables.

(f) Compliance with Contracts, Invoices and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and Invoices related to the Receivables, and (ii) comply in all respects with the applicable Credit and Collection Policy in regard to each Receivable and the related Contract and Invoice(s).

(g) Performance and Enforcement of the Receivables Sale Agreement. Seller will, and will require Convergys to, perform their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement. Seller will purchase Receivables under the Receivables Sale Agreement in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as any Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. Seller will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Falcon Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as any Agent may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Falcon Agent and the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Falcon Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent (for the benefit of the Falcon Agent and the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Falcon Agent and the Purchasers as the Administrative Agent may reasonably request).

(i) Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Convergys and each of the Originators. Therefore, from and after the date of execution and delivery of this Agreement, Seller will take all reasonable steps, including, without limitation, all steps that the Falcon Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Convergys and each of the Originators and any Affiliates thereof and not just a division of Convergys or either of the Originators. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Convergys or either of the Originators (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Convergys or either of the Originators, allocate the compensation of such employee, consultant or agent between Seller, Convergys and each of the Originators on a basis that reflects the services rendered to Seller, Convergys and such Originator;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Convergys and each of the Originators, Seller will lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery in its own name, and, if applicable, invoices and checks in its own name;

(E) conduct all transactions with Convergys and each of the Originators and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller, Convergys and each of the Originators on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation or, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of Convergys and each of the Originators and otherwise readily identifiable as its own assets rather than assets of Convergys or either Originator;

(I) prepare its financial statements separately from those of Convergys and the Originators and insure that any consolidated financial statements of Convergys or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Convergys and the Originators and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Administrative Agent, the Falcon Agent and Fifth Third hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by Convergys and the Originators or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Convergys for the purchase of Receivables from such Person under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Articles of incorporation or Regulations (i.e., by-laws) in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1 of this Agreement;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Falcon Agent and Fifth Third;

(O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Frost & Jacobs LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof prior to the Amortization Date, and within one (1) Business Day following receipt thereof on and after the Amortization Date, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agents and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent, the Falcon Agent and Fifth Third as contemplated by this Agreement.

(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by the income or gross receipts of any Purchaser or any Agent.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller will deem appropriate in its good faith business judgment.

(m) Payment to Originator. With respect to any receivable purchase by Seller from Convergys, such sale will be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Convergys in respect thereof. With respect to any receivable purchase by Convergys from any other Originator, such sale will be effected under, and in strict compliance with the terms of, the First Step Receivables Purchase Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect thereof.

Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Seller Party will not change its name or legal structure or relocate any office where Records are kept unless it will have: (i) given the Administrative Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by any Agent or Fifth Third in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by any Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent will have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Invoices and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to either Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the applicable Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Invoice under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Falcon Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent, the Falcon Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller.

(e) Net Receivables Balance. At no time prior to the Amortization Date will Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the aggregate Capital of all the Purchaser Interests plus (ii) the Aggregate Reserves.

(f) Amortization Date Determination. Seller will not designate an Amortization Date under the Receivables Sale Agreement, or send any written notice to

Convergys in respect thereof, without the prior written consent of the Falcon Agent and Fifth Third, except with respect to the occurrence of an Amortization Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables will be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Convergys is hereby designated as, and hereby agrees to perform the duties and obligations of the Servicer pursuant to the terms of this Agreement. The Administrative Agent may and shall, upon the direction of the Falcon Agent and Fifth Third, at any time after the occurrence of an Amortization Event designate as Servicer any Person to succeed Convergys or any successor Servicer.

(b) Without the prior written consent of Fifth Third, the Falcon Agent and the Required Financial Institutions in the Falcon Group, Convergys will not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the Originators and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller will not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Convergys. If at any time the Falcon Agent and Fifth Third will designate as Servicer any Person other than Convergys, all duties and responsibilities theretofore delegated by Convergys to Seller or to either of the Originators may, at the discretion of any of the Falcon Agent or Fifth Third, be terminated forthwith on notice given by the Falcon Agent or Fifth Third, as applicable, to the other parties to this Agreement.

(c) Notwithstanding the foregoing subsection (b), (i) Convergys will be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Purchasers will be entitled to deal exclusively with Convergys in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agents and the Purchasers will not be required to give notice, demand or other communication to any Person other than Convergys in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Convergys, at all times that it is the Servicer, will be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer.

(a) The Servicer will take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the applicable Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer will effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that will have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer will promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly will instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter. Seller and the Servicer will not deposit or otherwise credit, and will not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer will administer the Collections in accordance with the procedures described herein and in Article II. The Servicer will set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections of Receivables in accordance with Article II. The Servicer will, upon the request of any Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer will be required to segregate Collections pursuant to the preceding sentence, the Servicer will segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment will not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent will have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer will hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Invoices and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and will, as soon as practicable upon demand of the Falcon Agent or Fifth Third, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer will, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer will, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to Convergys or either of the Originators or Seller will, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Administrative Agent for the benefit of the Falcon Agent and the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement will cease to have such authority before the delivery of such notice, such Collection Notice will nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent will be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Invoices and the Related Security and (iii) take such action as will be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder will not release the Servicer, Convergys, either of the Originators or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts or Invoices. The Purchasers will have no obligation or liability with respect to any Receivables or related Contracts or Invoices, nor will any of them be obligated to perform the obligations of Seller or either of the Originators.

Section 8.5 Reports. The Servicer will prepare and forward to the Falcon Agent and Fifth Third on the 17th day of each month and at such other times as any Agent or Fifth Third may request, a Monthly Report, and (ii) at such times as the any Agent or Fifth Third will request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided, however, that if the 17th day of any month is not a Business Day, then the Monthly Report for such month will be due on the subsequent Business Day.

Section 8.6 Servicing Fees. In consideration of Convergys’ agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Convergys will continue to perform as Servicer hereunder, Seller will pay over to Convergys a fee (the “Servicing Fee”) equal to 1.0% per annum of the aggregate amount of outstanding Capital as compensation for its servicing activities, which fee will be payable in accordance with the terms of Article III.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events will constitute an Amortization Event:

(a) Any Seller Party will fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) and such failure will continue for five (5) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto will prove to have been incorrect in any material respect when made or deemed made.

(c) Failure of Seller to pay any Indebtedness when due, or failure of the Servicer or any of its Subsidiaries (other than Seller) to pay any Indebtedness in excess of $15,000,000 when due; the occurrence of any “Event of Default” (under and as defined in the Credit Agreement) that has not been cured within any applicable grace period, regardless of whether the same is subsequently waived; or the default by any Seller Party in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Seller Party will be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Any Seller Party or any of its Subsidiaries will generally not pay its debts as such debts become due or will admit in writing its inability to pay its debts generally or will make a general assignment for the benefit of creditors; or

(ii) any proceeding will be instituted by or against any Seller Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of such a proceeding instituted against a Seller Party, such proceedings will not be dismissed for a period of sixty (60) consecutive days; or

(iii) any Seller Party or any of its Subsidiaries will take any corporate action to authorize any of the actions set forth in clause (i) or (ii) above in this subsection (d).

(e) Seller shall fail to comply with the terms of Section 2.6 hereof.

(f) As at the end of any calendar month:

(i) the average of the Dilution Ratios for the three months then most recently ended will exceed 3.0%;

(ii) the average of the Default Ratios for the three months then most recently ended will exceed 4.15%; or

(iii) the average of the Delinquency Ratios for the three months then most recently ended will exceed 8.00%.

(g) A Change of Control will occur.

(h) One or more final judgments for the payment of money shall be entered against Seller on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment will continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution; or one or more final judgments for the payment of money in excess of $15,000,000 in the aggregate shall be entered against the Servicer or any of its Subsidiaries (other than Seller) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment will continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(i) The “Amortization Date” shall occur under the Receivables Sale Agreement or the First-Step Receivables Purchase Agreement, either of the Originators will for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Convergys under the First-Step Receivables Purchase Agreement, or Convergys will for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(j) This Agreement will terminate in whole or in part (except in accordance with its terms), or will cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor will directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Falcon Agent and the Purchasers will cease to have a valid and perfected first priority security interest in the Receivables, the Related Security, the Collections with respect thereto and the Collection Accounts.

(k) The ratio of Convergys’ Consolidated EBITDA to Consolidated Interest Expense, in each case, for any period of four consecutive fiscal quarters, shall be less than 4.0 to 1.0.

(l) The ratio of Convergys’ Consolidated Total Debt to Consolidated Total Capitalization shall be greater than 0.60 to 1.0 at any time.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of the Falcon Agent or the Purchasers, will, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date will forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date will automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee will accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks (if it has not previously done so), and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation of, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that any Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) each Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder, excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence will limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller will indemnify the Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party, Convergys or either of the Originators (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which will have been false or incorrect when made or deemed made;

(ii) the failure by any Seller, the Servicer, Convergys or either of the Originators to comply with any applicable law, rule or regulation with respect to any Receivable or any Contract or Invoice related thereto, or the nonconformity of any Receivable or Invoice with any such applicable law, rule or regulation or any failure of the applicable Originator to keep or perform any of its obligations, express or implied, with respect to any Contract or Invoice, including, without limitation, any anti-assignment or confidentiality clause contained therein;

(iii) any failure of Seller, the Servicer, Convergys or any of the Originators to perform its duties, covenants or other obligations in accordance with the provisions of the Transaction Documents to which it is a party;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with any merchandise, insurance or services that are the subject of any Contract, Invoice or Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract or Invoice not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Incremental Purchase or Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer, Convergys or either of the Originators in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(d);

(x) (A) any failure of Convergys to acquire legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder), or any failure of Convergys to give reasonably equivalent value to such Originator under the First-Step Receivables Purchase Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action, or (B) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Convergys, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Convergys under the Receivables Sale Agreement in consideration of the transfer by Convergys of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in Fifth Third and the Falcon Agent (or the Administrative Agent on their behalf), or to transfer to Fifth Third and the Falcon Agent (or the Administrative Agent on their behalf), legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by any Agent or Fifth Third, as applicable, Seller shall pay to such Person, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Company or Seller with the assets and liabilities of any Agent, any Financial Institution in the Falcon Group or any other Funding Source, such event shall constitute a circumstance on which such Funding Source may base a claim for reimbursement under this Section.

Section 10.3 Other Costs and Expenses. Seller will pay to the Agents and the Purchasers on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Administrative Agent’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Purchasers and the Agents (which such counsel may be employees of a Purchaser or an Agent) with respect thereto and with respect to advising the Purchasers and the Agents as to their respective rights and remedies under this Agreement. Seller will pay to the Falcon Agent and Fifth Third on demand any and all costs and expenses of the Agents and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. In addition, Seller will reimburse Falcon on demand for all other costs and expenses incurred by Falcon (“Other Costs”), including, without limitation, the cost of auditing Falcon’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for Falcon or any counsel for any shareholder of Falcon with respect to advising Falcon or such shareholder as to matters relating to Falcon’s operations.

Section 10.4 Allocations. Falcon will allocate the liability for Other Costs among Seller and other Persons with whom Falcon has entered into agreements to purchase interests in receivables (“Other Sellers”). If any Other Costs are attributable to Seller and not attributable to any Other Seller, Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Sellers and not attributable to Seller, such Other Sellers shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by Falcon in its sole discretion and shall be binding on Seller and the Servicer.

ARTICLE XI.

THE AGENTS

Section 11.1 Authorization and Action.

(a) Each Purchaser hereby designates and appoints Bank One, NA to act as its “Administrative Agent” hereunder and under each other Transaction Document, and authorizes the Administrative Agent to take such actions as agent and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Administrative Agent will not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent will act solely as Administrative Agent for the Falcon Agent and the Purchasers and does not assume nor will be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. The Administrative Agent will not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Administrative Agent hereunder will terminate upon the indefeasible payment in full of all Aggregate Unpaids and termination of the Commitments. Each Purchaser and the Falcon Agent hereby authorizes the Administrative Agent to execute (if required) and file each of the Uniform Commercial Code financing statements on behalf of the Falcon Agent and such Purchaser (the terms of which shall be binding on the Falcon Agent and such Purchaser).

(b) Each member of the Falcon Group hereby designates and appoints Bank One, NA to act as the “Falcon Agent” hereunder and under each other Transaction Document, and authorizes the Falcon Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Falcon Agent by the terms of this Agreement and the other

Transaction Documents together with such powers as are reasonably incidental thereto. The Falcon Agent will not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Falcon Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Falcon Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Falcon Agent will act solely as agent for the members of the Falcon Group and does not assume nor will be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. The Falcon Agent will not be required to take any action that exposes the Falcon Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Falcon Agent hereunder will terminate upon the indefeasible payment in full of all Aggregate Unpaids and termination of the Financial Institutions’ Liquidity Commitments.

Section 11.2 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and will be entitled to advice of counsel concerning all matters pertaining to such duties. Neither of the Agents will be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Administrative Agent, the Falcon Agent, Fifth Third or any of their respective directors, officers, agents or employees will be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Falcon Agent will not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Falcon Agent will not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Falcon Agent has received notice from a Seller Party, a Purchaser or the Administrative Agent.

Section 11.4 Reliance by Agents. The Agents will in all cases be entitled to rely, and will be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to

Seller), independent accountants and other experts selected by the Administrative Agent. Each of the Agents will in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it will first receive such advice or concurrence of in the case of the Falcon Agent, Falcon or the Required Financial Institutions in the Falcon Group, and in the case of the Administrative Agent, Fifth Third and the Falcon Agent, as it deems appropriate and it will first be indemnified to its satisfaction by the Purchasers, provided that unless and until any Agent and Fifth Third will have received such advice, such Agent and Fifth Third may take or refrain from taking any action, as such Agent and Fifth Third will deem advisable and in the best interests of, in the case of the Administrative Agent, the other Agent and the Purchasers, in the case of the Falcon Agent, Falcon and the Financial Institutions in the Falcon Group, and in the case of Fifth Third, Fifth Third. The Agents will in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Falcon or the Required Financial Institutions of the Falcon Group (in the case of the Falcon Agent) or the Falcon Agent or all of the Purchasers (in the case of the Administrative Agent), and such request and any action taken or failure to act pursuant thereto will be binding upon all the Purchasers.

Section 11.5 Non-Reliance on Agents and Other Purchasers. Each Purchaser expressly acknowledges that neither of the Agents nor Fifth Third, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or Fifth Third hereafter taken, including, without limitation, any review of the affairs of any Seller Party, will be deemed to constitute any representation or warranty by such Agent and/or Fifth Third. Each Purchaser represents and warrants to the Agents and Fifth Third that it has and will, independently and without reliance upon any Agent or Fifth Third or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification.

(a) The Financial Institutions in the Falcon Group agree to reimburse and indemnify the Falcon Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Falcon Agent, acting in its capacity as such Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Falcon Agent, in its capacity as such and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

(b) Each of the Financial Institutions in the Falcon Group and Fifth Third agree to reimburse and indemnify the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their respective Commitments or Liquidity Commitments as applicable, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Administrative Agent, acting in its capacity as such, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the

Administrative Agent, in its capacity as such and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Each of the Agents and Fifth Third in its Individual Capacity. Each of the Agents, Fifth Third and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though it were not an Agent or a Purchaser hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Falcon Agent will have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Falcon Agent, and the terms “Financial Institution” and “Financial Institutions” will include Bank One and the terms “Purchaser” and “Purchasers” will include Bank One and Fifth Third.

Section 11.8 Successor Administrative Agent. The Administrative Agent may, upon five days notice to Seller and the Purchasers, and the Administrative Agent will, upon the direction of all of the Purchasers (other than Bank One) resign as Administrative Agent hereunder. If the Administrative Agent will resign, then the Required Financial Institutions and Fifth Third during such five-day period will appoint from among the Purchasers a successor agent. If for any reason no successor Administrative Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers will perform all of the duties of the Administrative Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) will make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes will deal directly with the Purchasers after the effectiveness of any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X will continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and under the other Transaction Documents. The Falcon Agent may not resign as Falcon Agent without the prior written consent of Falcon and all of the Financial Institutions in the Falcon Group.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Fifth Third, Seller and each Financial Institution in the Falcon Group hereby agree and consent to the complete or partial assignment by Falcon of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions in the Falcon Group pursuant to Section 13.1 or to any other Person, and upon such assignment, Falcon will be released from its obligations so assigned. Further, Fifth Third, Seller and each Financial Institution in the Falcon Group hereby agree that any assignee of Falcon of this Agreement or all or any of the Purchaser Interests of Falcon will have all of the rights and benefits under this Agreement as if the term “Falcon” explicitly referred to such party, and no such assignment will in any way impair the rights and benefits of Falcon hereunder. Seller and each member of the Falcon Group hereby agree and consent to the complete or partial assignment by Fifth Third of all or any portion of its rights under, interest in, title to and obligations under this Agreement to Fountain Square. Neither Seller nor the Servicer will have the right to assign its rights or obligations under this Agreement.

(b) Any Financial Institution of the Falcon Group may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Falcon will be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service. Inc. and must agree to deliver to the Falcon Agent, promptly following any request therefor by the Falcon Agent or Falcon, an enforceability opinion in form and substance satisfactory to the Falcon Agent and Falcon. Upon delivery of the executed Assignment Agreement to the Administrative Agent and the Falcon Agent, such selling Financial Institution will be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution will for all purposes be a Financial Institution party to this Agreement and will have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers, the Administrative Agent, Falcon Agent or Fifth Third will be required.

(c) Each of the Financial Institutions in the Falcon Group agrees that in the event that it will cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-l by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution will be obliged, at the request of Falcon or the Falcon Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Falcon Agent and acceptable to Falcon, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

Section 12.2 Participations.

(a) Any Financial Institution in the Falcon Group may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions in the Falcon Group, its obligation to pay Falcon its Acquisition Amounts or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement will remain unchanged, such Financial Institution will remain solely responsible for the performance of its obligations hereunder, and Seller, Falcon, the Administrative Agent and the Falcon Agent and Fifth Third will continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution in the Falcon Group agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest will not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

(b) Fifth Third may, in the ordinary course of its business at any time sell to one or more Participants, including without limitation Fountain Square, participating interests in its Purchaser Interests or any other interest of Fifth Third hereunder. Notwithstanding any such sale by Fifth Third of a participating interest to a Participant, Fifth Third’s rights and obligations under this Agreement will remain unchanged, Fifth Third will remain solely responsible for the performance of its obligations hereunder, and Seller, the Agents and the other Purchasers will continue to deal solely and directly with Fifth Third in connection with Fifth Third’s rights and obligations under this Agreement. Fifth Third agrees that any agreement between Fifth Third and any such Participant in respect of such participating interest will not restrict Fifth Third’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

ARTICLE XIII.

FALCON LIQUIDITY FACILITY

Section 13.1 Transfer to Financial Institutions. Each Financial Institution in the Falcon Group hereby agrees, subject to Section 13.4, that immediately upon written notice from Falcon delivered on or prior to the Liquidity Termination Date, it will acquire by assignment from Falcon, without recourse or warranty, its Pro Rata Share of one or more of the Purchaser Interests of Falcon as specified by Falcon. Each such assignment by Falcon will be made pro rata among all of the Financial Institutions except for pro rata assignments to one or more Terminating Financial Institutions pursuant to Section 13.6. Each such Financial Institution will, no later than 1:00 p.m. (Chicago time) on the date of such assignment, pay in immediately available funds (unless payment is otherwise agreed between Falcon and any Financial Institution) to the Falcon Agent at an account designated by the Falcon Agent, for the benefit of Falcon, its Acquisition Amount. Unless a Financial Institution has notified the Falcon Agent that it does not intend to pay its Acquisition Amount, the Falcon Agent may assume that such payment has been made and may, but will not be obligated to, make the amount of such payment available to Falcon in reliance upon such assumption. Falcon hereby sells and assigns to the Falcon Agent for the ratable benefit of the Financial Institutions in the Falcon Group, and the Falcon Agent hereby purchases and assumes from Falcon, effective upon the receipt by Falcon of the Falcon Transfer Price, the Purchaser Interests of Falcon which are the subject of any transfer pursuant to this Article XIII.

Section 13.2 Transfer Price Reduction Yield. If the Adjusted Liquidity Price is included in the calculation of the Falcon Transfer Price for any Purchaser Interest, each Financial

Institution in the Falcon Group agrees that the Falcon Agent will pay to Falcon the Reduction Percentage of any Yield received by the Falcon Agent with respect to such Purchaser Interest.

Section 13.3 Payments to Falcon. In consideration for the reduction of the Falcon Transfer Prices by the Falcon Transfer Price Reductions, effective only at such time as the aggregate amount of the Capital of the Purchaser Interests of the Financial Institutions in the Falcon Group equals the Falcon Residual, each Financial Institution in the Falcon Group hereby agrees that the Falcon Agent will not distribute to the Financial Institutions in the Falcon Group and will immediately remit to Falcon any Yield, Collections or other payments received by it to be applied pursuant to the terms hereof or otherwise to reduce the Capital of the Purchaser Interests of the Financial Institutions in the Falcon Group.

Section 13.4 Limitation on Commitment to Purchase from Falcon. Notwithstanding anything to the contrary in this Agreement, no Financial Institution in the Falcon Group will have any obligation to purchase any Purchaser Interest from Falcon, pursuant to Section 13.1 or otherwise, if:

(i) Falcon will have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Falcon or taken any corporate action for the purpose of effectuating any of the foregoing; or

(ii) involuntary proceedings or an involuntary petition will have been commenced or filed against Falcon by any Person under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Falcon and such proceeding or petition will have not been dismissed.

Section 13.5 Defaulting Financial Institutions. If one or more Financial Institutions defaults in its obligation to pay its Acquisition Amount pursuant to Section 13.1 (each such Financial Institution will be called a “Defaulting Financial Institution” and the aggregate amount of such defaulted obligations being herein called the “Falcon Transfer Price Deficit”), then upon notice from the Falcon Agent, each Financial Institution other than the Defaulting Financial Institutions (a “Non-Defaulting Financial Institution”) will promptly pay to the Falcon Agent, in immediately available funds, an amount equal to the lesser of (x) such Non-Defaulting Financial Institution’s proportionate share (based upon the relative Liquidity Commitments of the Non-Defaulting Financial Institutions) of the Falcon Transfer Price Deficit and (y) the unused portion of such Non-Defaulting Financial Institution’s Liquidity Commitment. A Defaulting Financial Institution will forthwith upon demand pay to the Falcon Agent for the account of the Non-Defaulting Financial Institutions all amounts paid by each Non-Defaulting Financial Institution on behalf of such Defaulting Financial Institution, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Financial Institution until the date such Non-Defaulting Financial Institution has been paid such amounts in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%). In addition, without prejudice to any other rights that Falcon may have under applicable law, each Defaulting Financial Institution will pay to Falcon forthwith upon demand, the difference between such Defaulting Financial Institution’s unpaid Acquisition Amount and the amount paid with respect thereto by the Non-Defaulting Financial Institutions, together with interest thereon, for each day from the date of the Falcon Agent’s request for such Defaulting Financial Institution’s Acquisition Amount pursuant to Section 13.1 until the date the requisite amount is paid to Falcon in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%).

Section 13.6 Terminating Financial Institutions. (a) Each Financial Institution hereby agrees to deliver written notice to the Falcon Agent not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Liquidity Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Liquidity Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Liquidity Commitment hereunder, a “Non-Renewing Financial Institution”). The Falcon Agent shall promptly notify Falcon of each Non-Renewing Financial Institution and Falcon, in its sole discretion, may (A) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution’s Liquidity Commitment shall, to such extent, automatically terminate on a date specified by Falcon on or before the Liquidity Termination Date or (B) upon one (1) Business Days’ notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Falcon its Pro Rata Share of the aggregate Purchaser Interests then held by Falcon, subject to, and in accordance with, Section 13.1. In addition, Falcon may, in its sole discretion, at any time (x) to the extent of Commitment Availability, declare that any Affected Financial Institution’s Liquidity Commitment shall automatically terminate on a date specified by Falcon or (y) assign to any Affected Financial Institution on a date specified by Falcon its Pro Rata Share of the aggregate Purchaser Interests then held by Falcon, subject to, and in accordance with, Section 13.1 (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a “Terminating Financial Institution”). The parties hereto expressly acknowledge that any declaration of the termination of any Liquidity Commitment, any assignment pursuant to this Section 13.6 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Falcon in its sole and absolute discretion.

(b) Upon any assignment to a Terminating Financial Institution as provided in this Section 13.6, any remaining Liquidity Commitment of such Terminating Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of the Administrative Agent, the Falcon Agent and Fifth Third or any Purchaser in exercising any power, right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided will be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement will be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Falcon, Seller, the Falcon Agent, Fifth Third and the Administrative Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver will:

(i) (A) without the consent of Falcon and each affected Financial Institution, extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) without the consent of each affected Purchaser, reduce the rate or extend the time of payment of Yield or CP Costs (or any component of Yield or CP Costs), (C) without the consent of each affected Agent or Purchaser, reduce any fee payable to or for the benefit of any of the Agents or Purchasers, (D) without the consent of each affected Purchaser, except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except pursuant to Sections 13.1 or 13.5) or any Financial Institution’s Liquidity Commitment or Fifth Third’s Commitment, (E) without the consent of Falcon and each Financial Institution, amend, modify or waive any provision of the definition of Required Financial Institutions, (F) without the consent of the Agents and Fifth Third, amend, modify or waive any provision of this Section 14.1(b), (G) without the consent of each Agent and Fifth Third, consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (H) without the consent of Seller, each Agent and Fifth Third, change the definition of “Eligible Receivable,” “Loss Reserve,” “Servicing and Yield Reserve” or “Dilution Reserve,” or (I) without the consent of the relevant parties specified in clauses (A) through (H) above, amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Administrative Agent, Fifth Third or Falcon Agent, as applicable, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent or Fifth Third.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions or Fifth Third but with the consent of Seller, the Falcon Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder, (ii) the Administrative Agent, the Falcon Agent, the Required Financial Institutions and Falcon may enter into amendments to modify any of the terms or provisions of Article XI or Section 14.13, and (iii) the Agents, Falcon and Fifth Third may enter into amendments to modify any of the terms of Article XII except those provisions requiring Seller’s consent by their terms. Any modification or waiver made in accordance with this Section 14.1 will apply to each of the Agents and Purchasers equally and will be binding upon Seller Parties, the Purchasers and the Agents.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder will be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and will be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication will be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Falcon Agent and Fifth Third to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Falcon Agent or Fifth Third, as the case may be, in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Falcon Agent and Fifth Third a written confirmation of each telephonic notice given to such Person, signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation will not affect the validity of such notice. If the written confirmation differs from the action taken by the Falcon Agent or Fifth Third, as the case may be, the records of the Falcon Agent or Fifth Third, as applicable, will govern absent manifest error.

Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase will be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Ownership Interests of the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any Agent or Fifth Third may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event and during the continuance thereof, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Agents and the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee(s). Seller or the Servicer (as applicable) will, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, any Agent or Purchaser may (but will not be required to) perform, or cause performance of, such obligation, and such Agent’s or such Purchaser’s costs and expenses incurred in connection therewith will be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor (if legally required) and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each Seller Party, Agent and Purchaser will maintain and will cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to each of the Agents and Purchasers and Falcon and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party, Agent and/or Purchaser and its officers and employees may disclose such information to such Seller Party’s, such Agent’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agents and the Purchasers by each other, (ii) by the Agents or the Purchasers to any prospective or actual assignee or participant of any to them, and (iii) by the Agents or Fifth Third to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Falcon, Fifth Third or Fountain Square or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One, NA or Fifth Third or any of their respective affiliates acts as the Falcon Agent and Fifth Third or administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 14.6 Bankruptcy Petition. Seller, the Servicer, Fifth Third, the Agents and each Financial Institution in the Falcon Group hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Falcon, it will not institute against, or join any other Person instituting against, Falcon any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Purchaser or any Agent, no claim may be made by any Seller Party or any other Person against any Purchaser or any Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO.

Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS OR OHIO STATE COURT SITTING IN CHICAGO, ILLINOIS OR CINCINNATI, OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER

PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS, OR CINCINNATI, OHIO.

Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and will constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement will create and constitute the continuing obligations of the parties hereto in accordance with its terms and will remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 will be continuing and will survive any termination of this Agreement.

Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” will mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 Bank One, NA Roles. Each of the Financial Institutions in the Falcon Group acknowledges that Bank One, NA acts, or may in the future act, (i) as Administrative Agent for the other Agent and the Purchasers and as Falcon Agent for Falcon or

any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Falcon or any Financial Institution (collectively, the “Bank One, NA Roles”). Without limiting the generality of this Section 14.13, each Financial Institution hereby acknowledges and consents to any and all Bank One Roles and agrees that in connection with any Bank One, NA Role, Bank One, NA may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as Falcon Agent for Falcon, and the giving of notice to the Falcon Agent of a mandatory purchase pursuant to Section 13.1.

Section 14.14 Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder will constitute and be treated for financial accounting purposes as an absolute and irrevocable sale, which purchase will provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller will be liable to each Purchaser and Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or Agent or any assignee thereof of any obligation of Seller, Convergys or either of the Originators or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller, Convergys or such Originator.

(b) If the conveyance by Seller to the Administrative Agent of interests in Receivables hereunder will be characterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement will constitute a security agreement under applicable law. In furtherance of the foregoing, Seller hereby grants to the Administrative Agent for the ratable benefit of the Falcon Agent and the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables, the Collections, each Lock-Box and Collection Account, all Related Security, all other rights and payments relating to any and all Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. After an Amortization Event, the Agents and the Purchasers will have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies will be cumulative.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CONVERGYS FUNDING CORPORATION

By:	/s/ William R. Coleman

Name: William R. Coleman
Title: Vice President and Treasurer

Address:	201 E. Fourth Street
P.O. Box 1638
Cincinnati, Ohio 45201
Attention:	Vice President and Treasurer
Fax:	(513) 723-7510

CONVERGYS CORPORATION, as initial Servicer

By:	/s/ William R. Coleman

Name: William R. Coleman
Title: Vice President and Treasurer

Address:	201 E. Fourth Street
P.O. Box 1638
Cincinnati, Ohio 45201
Attention:	Vice President and Treasurer
Fax:	(513) 723-7510

[Signature Page to the Amended and Restated Receivables Purchase Agreement]

FALCON ASSET SECURITIZATION CORPORATION

By:	/s/ Sherri Gerner

Sherri Gerner
Authorized Signer

Address:	c/o Bank One, NA, as
Falcon Agent
Asset Backed Finance
1 Bank One Plaza
Mail Suite IL1-0079
Chicago, Illinois 60670-0079
Attention: Falcon Funding Manager
Fax:	(312) 732-1844

BANK ONE, NA, individually, as Falcon Agent and as the Administrative Agent

By:	/s/ Sherri Gerner

Name: Sheri Gerner
Title: Director, Capital Markets

Address:	Bank One, NA
Asset Backed Finance
1 Bank One Plaza
Mail Suite IL1-0594
Chicago, Illinois 60670-0594
Attention: Transaction Management
Fax:	(312) 732-2245

[Signature Page to the Amended and Restated Receivables Purchase Agreement]

FIFTH THIRD BANK

By:	/s/ Robert O. Finley

Name: Robert O. Finley
Title: Vice President

Address:	Fifth Third Bank
38 Fountain Square Plaza
MD 109047
Cincinnati, OH 45263
Attention:	Judy Huls
Fax:	(513) 534-0875

[Signature Page to the Amended and Restated Receivables Purchase Agreement]

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning specified in Section 9-102 of the Ohio UCC.

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Acquisition Amount” means, on the date of any purchase from Falcon of Purchaser Interests pursuant to Section 13.1, (i) with respect to any Financial Institution other than Bank One (but including Bank One if it is at any time a Terminating Financial Institution), the lesser of (a) such Financial Institution’s Pro Rata Share of the Falcon Transfer Price and (b) such Financial Institution’s unused Liquidity Commitment and (ii) with respect to Bank One solely in the instance of a purchase from Falcon of a Purchaser Interest by all of the Financial Institutions, the difference between (a) the Falcon Transfer Price and (b) the aggregate amount payable by all other Financial Institutions on such date pursuant to clause (i) above.

“Adjusted Liquidity Price” means, in determining the Falcon Transfer Price for any Purchaser Interest, an amount equal to

RI	[	(i) DC + (ii)	[	NDR	]	]
1+ (0.50 x LP)

where:

RI	=	the undivided percentage interest evidenced by such Purchaser Interest.

DC	=	the Deemed Collections.

NDR	=	the Outstanding Balance of all Receivables as to which any payment, or part thereof, has not remained unpaid for 91 days or more from the original due date for such payment.

LP	=	the percentage set forth in clause (i) of the definition of Loss Reserve.

Each of the foregoing will be determined from the most recent Monthly Report received from the Servicer.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c) hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person or any Subsidiary of such Person. A Person will be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agents” means, collectively, the Falcon Agent and the Administrative Agent.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Commitment” means the sum of the Falcon Group’s Commitment and Fifth Third’s Commitment.

“Aggregate Reduction” has the meaning specified in Section 1.3 hereof.

“Aggregate Reserves” means, on any date of determination, the greater of (i) $42,000,000 and (ii) the sum of the Loss Reserve, the Servicing and Yield Reserve and the Dilution Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be further amended, restated or otherwise modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 15 Business Days after the Falcon Agent and Fifth Third’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Seller Party, its President, its Treasurer or any of its Senior Vice Presidents, Vice Presidents or Assistant Treasurers.

“Bank One” means Bank One, NA and its successors.

“Base Rate” means a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Reference Bank from time to time, changing when and as such rate changes.

“Bonus Credit” means any credit offered to a customer by an Originator as an inducement to extend or renew, or as a reward for extending or renewing, a Contract.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under Article XIII or terminated prior to the date on which it was originally scheduled to end an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Falcon Agent and Fifth Third to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs will be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in Cincinnati, Ohio, New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent, the Falcon Agent or Fifth Third, as applicable, which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital will be restored (in accordance with Section 2.5 hereof) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of any Seller Party.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if natural person, is deceased, (iii) which, consistent with the applicable Credit and Collection Policy, would be written off Seller’s books as uncollectible, (iv) which has been identified by Seller as uncollectible or (v) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI among an Originator, Seller, the Administrative Agent and a Collection Bank.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Administrative Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections, recoveries and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of Falcon or Fountain Square issued in the commercial paper market.

“Commitment” means (a) for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Seller, in an amount not to exceed: (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor, and (b) for Fifth Third, its commitment to purchase Purchaser Interests from Seller, in an amount not to exceed: (i) in the aggregate, the amount set forth opposite Fifth Third’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, the Purchase Price therefor.

“Commitment Availability” means, at any time, the positive difference (if any) between (a) the sum of (i) the Financial Institutions’ Liquidity Commitments minus an amount equal to 2% of such aggregate Liquidity Commitments at such time (the “Falcon Group’s Commitment Availability”), plus (ii) Fifth Third’s Commitment at such time (the “Fifth Third Group’s Commitment Availability”), minus (b) the Aggregate Capital at such time.

“Concentration Limit” means, at any time:

(i) for the State of Florida and all governmental subdivisions and agencies thereof, an aggregate of 6.0% of Eligible Receivables; and

(ii) for all governmental subdivisions and agencies of the United States of America, an aggregate of 4.0% of Eligible Receivables; and

(iii) for any other Obligor and its Affiliates, considered as if they were one and the same Obligor, 4.2% of Eligible Receivables, or such other amount (a “Special Concentration Limit”) for such Obligor and its Affiliates as may be designated by the Falcon Agent and Fifth Third from time to time; provided that any Agent, the Required Financial Institutions or Fifth Third may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.

“Consolidated EBITDA” means, for any fiscal period, with respect to Convergys and its Consolidated Subsidiaries, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any extraordinary or non-recurring losses and (e) other noncash items (other than accruals) reducing Consolidated Net Income, minus, to the extent added in computing such Consolidated Net Income, without duplication, the sum of (i) interest income, (ii) any extraordinary or non-recurring gains and (iii) other noncash items increasing Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any fiscal period, the aggregate of all payments by Convergys and its Consolidated Subsidiaries for such period that, in accordance with GAAP, are or should be included in “interest paid, net of amounts capitalized” and “capital lease interest paid” reflected in the statement of cash flows for Convergys and its Consolidated Subsidiaries, less the amount of capital lease interest paid to Convergys or any Consolidated Subsidiary for such period that is not reflected in Consolidated EBITDA for such period, all as determined on a consolidated basis in accordance with GAAP, plus, for any fiscal period, the aggregate yield (express in dollars) obtained by the purchasers under any Receivables Purchase Facilities on their investments in accounts receivable of Convergys and its Subsidiaries during such period, determined in accordance with generally accepted financial practice and the terms of such Receivables Purchase Facilities.

“Consolidated Net Income” means, for any fiscal period, net income of Convergys and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” means any Subsidiary that should be consolidated with Convergys for financial reporting purposes in accordance with GAAP.

“Consolidated Total Capitalization” means, on any date, the sum of (a) Consolidated Total Debt at such date and (b) stockholders’ equity of Convergys and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, at any date, all Indebtedness of Convergys and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus the aggregate amount paid by the purchasers under any Receivables Purchase Facilities for interests in accounts receivable of Convergys and its Consolidated Subsidiaries that has not yet been recovered from collections on accounts receivable or otherwise paid by Convergys.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all writings pursuant to which such Receivable arises other than an Invoice.

“Convergys” has the meaning provided in the preamble to this Agreement.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Falcon or Fifth Third pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller will request any Incremental Purchase during any period of time determined by the Falcon Agent or Fifth Third in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase will, during such period, be deemed to be funded by Falcon or Fifth Third, as the case may be, in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“CP Availability Period” means each day on which Fountain Square is providing funding to Fifth Third through the issuance of Fountain Square’s Commercial Paper.

“Credit and Collection Policy” means each Originator’s credit and collection policies and practices relating to Receivables and Invoices existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Deemed Collections” means the aggregate of all amounts Seller will have been deemed to have received as a Collection of a Receivable. Seller will be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Base Rate.

“Default Ratio” means, on any date of determination, (i) the aggregate amount of Receivables which were Defaulted Receivables on the last day of the month then most recently ended, divided by (ii) the aggregate sales of the Originators during the 4th month prior to the date of determination.

“Defaulted Receivable” means a Receivable (i) which has been written off Seller’s books as uncollectible in the month of determination prior to becoming 121 days past the original due date therefor, or (ii) as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

“Defaulting Financial Institution” has the meaning set forth in Section 13.5.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time, divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable (other than a Receivable which has been charged-off) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

“Dilution Horizon Ratio” means (i) cumulative sales of the Originators during the 3 months most recently ended divided by (ii) the Net Receivables Balance as of the last day of the month most recently ended.

“Dilution Ratio” means, on any date of determination, a percentage equal to (i) the aggregate amount of Dilutions which occurred during the calendar month then most recently ended, divided by (ii) sales during the 4th calendar month prior to the date of determination; provided, however, that there shall be excluded from the numerator of this computation the aggregate amount of Bonus Credits actually awarded in any month (regardless of when such Bonus Credits are eligible to be offset against Receivables).

“Dilution Reserve” means, on any date, the greater of (i) 5% of the Net Receivables Balance, and (ii) the amount determined pursuant to the following formula:

{ (2 x ED) + [ (DS - ED) x (DS/ED) ] x DHR } x NRB

where:

ED	=	the Expected Dilution;

DS	=	the Dilution Spike;

DR	=	the Dilution Ratio;

DHR	=	the Dilution Horizon Ratio; and

NRB	=	the Net Receivables Balance.

“Dilution Spike” means the highest Dilution Ratio during the 12 months most recently ended.

“Dilutions” means, at any time before or after the date of the Agreement, the sum (without duplication) of (a) the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”, plus (b) the positive difference, if any, between the total credits taken against the accrual accounts during the current month and the balance of the accrual accounts at the beginning of the current month pursuant to clause (C) or (D) of the definition of “Eligible Receivables,” plus (c) any credits that are granted for Receivables originated prior to an increase to the accrual accounts referenced in clause (C) and (D) of the definition of Eligible Receivables.

“Discount Rate” means, the LIBO Rate or the Base Rate, as applicable, with respect to each Liquidity Interest.

“Domestic Account” means an Account payable in United States dollars in the United States of America, the Obligor of which if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States.

“Domestic Payment Intangible” means a Payment Intangible payable in United States dollars in the United States of America, the Obligor of which if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (A) is not an Affiliate of any of the parties hereto, and (B) is not a government or a governmental subdivision or agency other than one described in clause (i) or (ii) of the definition of “Concentration Limit”,

(ii) the Obligor of which is not the Obligor of (A) any Charged-Off Receivable (other than as described in clause (v) of the definition of Charge-Off Receivable) or (B) Receivables more than 25% of which are Delinquent Receivables; provided, however, that there will be excluded from Delinquent Receivables for purposes of this clause (ii) Receivables owing from the 4 largest Obligors which are more than 60 days past the original Invoice date therefor solely because of a bona fide dispute, as determined by the Servicer with the consent of the Falcon Agent and Fifth Third,

(iii) which is not a Charged-Off Receivable, a Defaulted Receivable or a Delinquent Receivable,

(iv) which by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended,

(v) which is either evidenced by an Invoice in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Falcon Agent and Fifth Third in writing, or if such Receivables an Unbilled Receivable, has not been booked as an asset of the applicable Originator (without giving effect to any sale under the Transaction Documents) for more than 30 days,

(vi) which arises under a Contract: (A) which by its terms or by virtue of Section 9-404, 9-405 or 9-406 of the UCC, does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights to payment thereunder, (B) which, in the case of Contracts with the five largest Obligors of either Originator, does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the applicable Invoice and the billing provisions of such Contract unless such confidentiality provision has been waived, and (C) which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(vii) which arises under a Contract and, unless such Receivable is an Unbilled Receivable, under an Invoice, that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(viii) which, together with each Contract and Invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy),

(ix) which satisfies all applicable requirements of the applicable Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business,

(x) which, if such Receivable is an Installment Receivable, relates to services which have been fully performed and, if applicable, to goods which have been sold and fully shipped,

(xi) which arises solely from the sale of goods, the license of proprietary software or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),

(xii) as to which the Falcon Agent or Fifth Third has not notified Seller that the Falcon Agent or Fifth Third has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract or an Invoice that is not acceptable to the Falcon Agent or Fifth Third, and

(xiii) which is not subject to any right of rescission or offset, any counterclaim or other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator, or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase goods the sale of which gave rise to such receivable (except with respect to sale discounts effected pursuant to the Contract or Invoice, or defective goods returned in accordance with the terms of the Contract); provided, however, that amounts owed to AT&T for telephone, internet and related services shall not be deemed an impermissible right of offset for purposes of this clause (xiii);

provided, however, that there shall be excluded from “Eligible Receivables” (A) that portion of any Receivable as to which a reserve has been taken or a contra account has been established or a Bonus Credit awarded (other than as specifically listed in clause (C) and (D) of this proviso), (B) an amount equal to payments received from Obligors which have not yet been identified to particular Invoices, (C) an amount equal to the greater of (i) the balance in the general ledger account no. 105202 (i.e., the contract pricing accrual contra account) at such time and (ii) $5,000,000, and (D) an amount equal to the greater of (i) the balance in the general ledger account no. 206124 (i.e., the errors and omissions accrual contra account) at such time, and (ii) $2,000,000; provided, further, however, that if the balance described in clause (C)(i) or (D)(i) is greater than the amount specified in (C)(ii) or (D)(ii), as applicable, for any month, such greater balance shall be applied in computing Eligible Receivables for such month and the two succeeding months.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Expected Dilution” means the rolling 12-month average of the Dilution Ratio.

“Facility Account” means Seller’s Account No. 4003143937 at PNC Bank, National Association, 201 E. Fifth St., Cincinnati, Ohio 45201, ABA No. 042000398.

“Facility Termination Date” means the earlier to occur of (i) the Liquidity Termination Date, or (ii) the Amortization Date.

“Falcon” has the meaning set forth in the preamble to this Agreement.

“Falcon Agent” has the meaning set forth in the preamble to this Agreement.

“Falcon Fee Letter” means that certain amended and restated letter agreement dated as November 20, 2003 among Seller and the Falcon Agent, as it may be further amended or modified and in effect from time to time.

“Falcon Group” means Falcon and the Financial Institutions, collectively.

“Falcon Residual” means the sum of the Falcon Transfer Price Reductions.

“Falcon Transfer Price” means, with respect to the assignment by Falcon of one or more Purchaser Interests to the Falcon Agent for the benefit of the Financial Institutions in the Falcon Group pursuant to Section 13.1, the sum of (i) the lesser of (a) the Capital of each Purchaser Interest and (b) the Adjusted Liquidity Price of each Purchaser Interest and (ii) all accrued and unpaid Yield for such Purchaser Interest.

“Falcon Transfer Price Reduction” means in connection with the assignment of a Purchaser Interest by Falcon to the Falcon Agent for the benefit of the Financial Institutions, the positive difference between (i) the Capital of such Purchaser Interest and (ii) the Adjusted Liquidity Price for such Purchaser Interest.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities: or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, the Falcon Fee Letter and the Fifth Third Fee Letter.

“Fifth Third Fee Letter” means that letter agreement dated as November 20, 2003 among Seller and Fifth Third, as it may be further amended or modified and in effect from time to time.

“Fifth Third Group” means Fifth Third and its successors and assigns (if any), collectively.

“Fifth Third Liquidity Interest” means any Purchaser Interest of Fifth Third on any day outside the CP Availability Period.

“Finance Charges” means, with respect to any Contract or Invoice issued pursuant thereto, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract or Invoice.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“First-Step Receivables Purchase Agreement” means that certain First-Step Receivables Purchase Agreement, dated as of the date hereof, between Convergys, as purchaser, and the Originators, as sellers, as the same may be amended, restated or otherwise modified from time to time.

“Fountain Square” means Fountain Square Commercial Funding Corp., a Delaware corporation; provided, however, that in the event that purchases or Reinvestments by Fifth Third are funded by a conduit other than Fountain Square, all references herein to “Fountain Square” or its Commercial Paper shall automatically be deemed to be references to such other conduit and its commercial paper.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Falcon or Fifth Third.

“Funding Source” means (a) with respect to Falcon, (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Falcon, and (b) with respect to Fifth Third, (i) Fountain Square, and (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Fifth Third for purposes of this Agreement or to Fountain Square’s Commercial Paper which is allocated to this Agreement

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means either the Falcon Group or the Fifth Third Group, and “Groups” means the Falcon Group and the Fifth Third Group, collectively.

“Incremental Purchase” means a purchase of Purchaser Interests from each of the Groups simultaneously which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Independent Director” means a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years: (A) a director, officer, employee or affiliate of Seller, Convergys, either of the Originators, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, either of the Originators, or any of their respective Subsidiaries or Affiliates, or more than 1% of the outstanding common shares of Convergys or any of its Affiliates, having general voting rights.

“Installment Receivable” means a Receivable arising under a Contract that requires billing to be made in multiple installments after a certain aspect or percentage of the services contracted for has been completed or otherwise calls for “progress payments.”

“Invoice” means, with respect to any Receivable, any invoice, bill or statement of account evidencing the amount owed by the applicable Obligor to the applicable Originator (without giving effect to the transfer of such Receivable pursuant hereto).

“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the rate at which deposits in U.S. Dollars are offered by the Reference Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, such deposits being in the approximate amount of the Capital of the Liquidity Interest to be funded or maintained, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Reference Bank in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 0.875% per annum. The LIBO Rate will be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Falcon in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement under Liquidity Commitments, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Liquidity

Commitments pursuant to Section 13.6 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Liquidity Interest” means a Purchaser Interest of a Financial Institution or a Fifth Third Liquidity Interest.

“Liquidity Termination Date” means September 21, 2004.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Horizon Ratio” means, on any date of determination, a percentage equal to the quotient of (i) cumulative sales of the Originators during the 3 full months then most recently ended, divided by (ii) the aggregate Outstanding Balance of the Net Receivables Balance as of the last day of the month then most recently ended.

“Loss Ratio” means, on any date of determination, the highest three-month rolling average Default Ratio over the 6-month period then most recently ended.

“Loss Reserve” means, on any date, an amount equal to the greater of (i) 12.5% of the Net Receivables Balance, and (ii) the amount determined pursuant to the following formula:

2 x LR x LHR x NRB

where:

LR	=	the Loss Ratio;

LHR	=	the Loss Horizon Ratio; and

NRB	=	the Net Receivable Balance as of the last day of the month then most recently ended.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Falcon Agent and Fifth Third pursuant to Section 8.5.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the

Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

“Non-Defaulting Financial Institution” has the meaning set forth in Section 13.5.

“Non-Renewing Financial Institution” has the meaning set forth in Section 13.6(a).

“Obligations” will have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Originator” means each of each of Convergys Customer Management Group Inc., an Ohio corporation, and Convergys Information Management Group Inc., an Ohio corporation, in its capacity as a seller under the First-Step Receivables Purchase Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Payment Intangible” means a “general intangible for money due or to become due” as such term is used in Article 9 of the UCC.

“Percentage” means a fraction, expressed as a percentage, (i) at any time no Capital is outstanding (a) with respect to the Fifth Third Group, the numerator of which is Fifth Third’s Commitment and the denominator of which is the Aggregate Commitment, and (b) with respect to the Falcon Group, the numerator of which is the Falcon Group’s Commitment and the denominator of which is the Aggregate Commitment and (ii) at any time any Capital is outstanding (a) with respect to the Fifth Third Group, the numerator of which is the Fifth Third Group’s Capital outstanding and the denominator of which is the Aggregate Capital and (b) with respect to the Falcon Group, the numerator of which is the Falcon Group’s Capital outstanding and the denominator of which is the Aggregate Capital. As of the date hereof, the Percentage of the Fifth Third Group is 25% and the Percentage of the Falcon Group is 75%.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Falcon or Fountain Square subject to any particular pooling arrangement by Falcon or Fountain Square, but excluding Commercial Paper issued by Falcon or Fountain Square, as the case may be, for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Falcon or Fountain Square, as applicable.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Financial Institution in the Falcon Group, a percentage equal to (i) the Liquidity Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Liquidity Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Section 13.1, 13.5 or 13.6.

“Purchase Limit” means $200,000,000, of which $50,000,000 represents the Fifth Third Group’s share and $150,000,000 represents the Falcon Group’s share.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which will not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Commitments for the applicable Group on the applicable purchase date and (iii) the applicable Group’s Percentage of the excess, if any, of the Net Receivables Balance less the Aggregate Reserves on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, adjusted on a pro forma basis to give effect to any proposed Incremental Purchase.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Purchaser” means Fifth Third, Falcon or a Financial Institution, as applicable.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) all Receivables arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to such Receivables, and (iii) all Collections with respect to, and other proceeds of, such Receivables. Each such undivided percentage interest will equal:

C
NRB - AR

where:

C	=	the Capital of such Purchaser Interest.

AR	=	the Aggregate Reserves.

NRB	=	the Net Receivables Balance.

Such undivided percentage ownership interest will be initially computed on its date of purchase. Thereafter, until its Amortization Date, each Purchaser Interest will be automatically recomputed (or deemed to be recomputed) on each day prior to its Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding its Amortization Date will remain constant at all times after such Liquidation Day.

“Receivable” means all existing and hereafter arising Domestic Accounts and Domestic Payment Intangibles of either Originator (without giving effect to any transfer or conveyance under the First-Step Receivables Purchase Agreement, the Receivables Sale Agreement or hereunder), including, without limitation, the obligation to pay any Finance Charges with respect thereto. Each account evidenced by a separate Invoice will constitute a Receivable separate from a Receivable evidenced by a separate Invoice, regardless of whether such accounts arose under a common Contract; provided, however, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the Obligor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Purchase Facility” means one or more facilities established by Convergys under which Convergys and its Subsidiaries may sell accounts receivable, on a non-recourse basis, to one of more financial institutions or special purpose entities.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of the date hereof, between Convergys and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor (but excluding, specifically, any Contract related to any of the foregoing).

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reduction Percentage” means, for any Purchaser Interest acquired by the Financial Institutions from Falcon for less than the Capital of such Purchaser Interest, a percentage equal to a fraction the numerator of which is the Falcon Transfer Price Reduction for such Purchaser Interest and the denominator of which is the Capital of such Purchaser Interest.

“Reference Bank” means Bank One or such other bank as the Administrative Agent will designate with the consent of Seller and Fifth Third.

“Regulatory Change” has the meaning set forth in Section 10.2.

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i) all of Seller’s interest, if any, in the software, inventory or other goods (including returned or repossessed inventory or goods), if any, the sale or license of which by either of the Originators gave rise to such Receivable, and all insurance contracts and warranty claims with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable,

(iv) all instruments and chattel paper hereafter evidencing such Receivable or any portion thereof,

(v) all Invoices and other Records related to such Receivable,

(vi) all of Seller’s right, title and interest in, to and under the First-Step Receivables Purchase Agreement and the Receivables Sale Agreement, in respect of such Receivable, and

(vii) all proceeds of any of the foregoing.

“Required Financial Institutions” means, at any time, Financial Institutions with commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
< $100,000,000 for the Falcon Group and < $10,000,000 for the Fifth Third Group	two Business Days
> $100,000,000 for the Falcon Group and > $10,000,000 for the Fifth Third Group	five Business Days

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Interest” means, at any time, an undivided percentage ownership interest of Seller in the Receivables, Related Security and all Collections with respect thereto equal to (i) one, minus (ii) the aggregate of the Purchaser Interests.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Servicing and Yield Reserve” means, on any date, an amount equal to 1.5% multiplied by the Outstanding Balance of the Net Receivables Balance as of the close of business of the Servicer on such date.

“Settlement Date” means (A) the 22nd day of each month (or, if such day is not a Business Day, the next succeeding Business Day), and (B) the last day of the relevant Tranche Period in respect of each Liquidity Interest.

“Settlement Period” means (A) in respect of each Purchaser Interest of Falcon and each Purchaser Interest of Fifth Third during the CP Availability Period, the immediately preceding Accrual Period, and (B) in respect of each Liquidity Interest, the entire Tranche Period of such Liquidity Interest.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which will at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which will at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Financial Institution” has the meaning set forth in Section 13.6(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Falcon Agent and Seller, commencing on a Business Day selected by Seller or the Falcon Agent pursuant to this Agreement. Such Tranche Period will end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period will end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Falcon Agent, provided no such period will exceed 1 month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period will end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period will end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest of which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period will end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date will be of such duration as selected by the Falcon Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letters, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered by Seller in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unbilled Receivable” means a Receivable as to which (a) the underlying goods or services sold have been shipped or rendered, (b) no Invoice has been issued as of any date of determination, and (c) the applicable Originator has, nonetheless, booked such Receivable as an asset prior to its sale under the Transaction Documents.

“Yield” means for each respective Tranche Period relating to any Liquidity Interest, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Liquidity Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

All accounting terms not specifically defined herein will be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Ohio, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

Bank One, NA, as Falcon Agent

1 Bank One Plaza, IL1-0079

Chicago, Illinois 60670-0079

Attention: Asset Backed Finance

and

Fifth Third Bank

38 Fountain Square Plaza

MD 10903B

Cincinnati, OH 45263

Attention: Bob Finley

Re:	PURCHASE NOTICE

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Receivables Purchase Agreement, dated as of November 20, 2003 (the “Receivables Purchase Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, as Seller and Convergys Corporation, as initial Servicer, Falcon Asset Securitization Corporation (“Falcon”), Fifth Third Bank (“Fifth Third”), certain Financial Institutions parties thereto and Bank One, NA, as Falcon Agent and Falcon Agent and Fifth Third, and hereby gives you notice, irrevocably, pursuant to Section 1.2 of the Receivables Purchase Agreement that the undersigned hereby requests Incremental Purchases under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Incremental Purchases (each, a “Proposed Purchase”) as required by Section 1.2 of the Receivables Purchase Agreement:

(i) The Business Day of the Proposed Purchases is [insert purchase date], which date is at least two (2) Business Days after the date hereof.

(ii) The requested Purchase Price in respect of the Proposed Purchase from the Falcon Group is $            , and the requested Purchase Price in respect of the Proposed Purchase from Fifth Third is $            . Such Purchase Prices are in proportion with the Groups’ respective Percentages.

(iii) We prefer that Falcon and Fifth Third be the Purchasers for the Proposed Purchases. If, however, the Proposed Purchase by the Falcon Group is to be funded by the

Financial Institutions, the requested Discount Rate is              and the requested Tranche Period is             .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchases (before and after giving effect to the Proposed Purchases):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Proposed Purchase as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Purchase, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) the Facility Termination Date will not have occurred, the aggregate Capital of all Purchaser Interests will not exceed the Purchase Limit and the aggregate Receivable Interests will not exceed 100%.

Very truly yours,

CONVERGYS FUNDING CORPORATION

By:

Name: Title:

EXHIBIT III

CHIEF EXECUTIVE OFFICE AND PLACES OF BUSINESS OF SELLER;

LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER AND ORGANIZATIONAL

IDENTIFICATION NUMBER

Chief Executive Office of Seller:

Convergys Funding Corporation

P.O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201

Principal Place(s) of Business of Seller:

Convergys Funding Corporation

P.O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201

Locations of Records:

Convergys Funding Corporation

P.O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201

Federal Employer Identification Number of Seller:     31-1667427

Organizational Identification Number of Seller:

EXHIBIT IV

LOCK-BOXES; COLLECTION ACCOUNTS; COLLECTION BANKS

Lockbox Information:

Convergys Information Management Group

1460 Solutions Center

Chicago, IL 60677-1004

Convergys Customer Management Group

1450 Solutions Center

Chicago, IL 60677-1004

Collection Accounts:

Convergys Information Management Group

PNC Bank, NA

ABA: 043000096

Account Number 1004387876

Convergys Customer Management Group

PNC Bank, NA

ABA: 043000096

Account Number 1004387876

Collection Banks:

PNC Bank, NA

1 PNC Plaza

Pittsburgh, PA 15222

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To: Bank One, NA, as Administrative Agent and Falcon Agent

and

Fifth Third Bank

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of November 20, 2003 among Convergys Funding Corporation (the “Seller”), Convergys Corporation (the “Servicer”), the Purchasers party thereto and Bank One, NA, as Administrative Agent and Falcon Agent and Fifth Third for such Purchasers (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected              of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Purchase Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             , 20    .

SCHEDULE I TO COMPLIANCE REPORT

A.	Schedule of Compliance as of , 20 with Section 9.1(f) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT VI

FORM OF COLLECTION ACCOUNT AGREEMENT

COLLECTION ACCOUNT AGREEMENT

[Date]

[Collection Bank Name and Address]

Re:	[Originator Name]

Dear             :

You (hereinafter, “Bank” or “You”) have exclusive control of [lockbox address] (the “Lock-Box”) for the purpose of receiving mail and processing payments therefrom pursuant to that certain [lock-box services agreement] (the “Agreement”) dated                      between you and [Originator Name] (the “Customer”). You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein is to endorse all checks and other evidences of payment, and credit such payments to checking account no.              maintained with you in the name of the Customer (the “Existing Account”).

Customer hereby transfers and assigns all of its right, title and interest in and to, and exclusive ownership and control over the items in the Lock-Box to Convergys Funding Corporation (“SPC”). Customer and SPC hereby request that from and after [insert date]/[the date hereof], the Existing Account name be changed to “Convergys Customer Management Group Inc., as sub-servicer” (as so re-titled, the “Lock-Box Account”) for the purposes of that certain Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”) dated as of November 20, 2003 among SPC, as seller, Convergys Corporation, as servicer, Falcon Asset Securitization Corporation, the financial institutions from time to time a party thereto, Fifth Third Bank and Bank One, NA, as Administrative Agent and Falcon Agent (the “Administrative Agent”).

SPC hereby irrevocably instructs you, and you hereby agree, that upon receiving notice from the Administrative Agent in the form attached hereto as Annex A and allowing for a reasonable period of time for you to implement the changes as a result of such notice: (i) the name of the Lock-Box Account will be changed to “Bank One, NA, as Administrative Agent” (or any designee of the Administrative Agent), and the Administrative Agent will have exclusive ownership of and access to such Lock-Box Account, and neither Customer, SPC nor any of their respective affiliates will have any control of such Lock-Box Account or any access thereto, (ii) you will either continue to send the funds from the Lock-Box to the Lock-Box Account, or will redirect the funds as the Administrative Agent may otherwise request, (iii) you will transfer collected funds on deposit in the Lock-Box Account, at any time, as directed by the Administrative Agent, (iv) all services to be performed by you under the Agreement will be performed on behalf of the Administrative Agent, and (v) all correspondence or other mail which you have agreed to send to either Customer or SPC will be sent to the Administrative Agent at the following address:

Bank One, NA, as Administrative Agent

Mail Code IL1-0079

1 Bank One Plaza

Chicago, Illinois 60670-0079

Attention: Asset-Backed Finance Division

Moreover, we advise you that upon such notice, the Administrative Agent will have all rights and remedies given to Customer or SPC under the Agreement. Each of Customer and SPC agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by the Administrative Agent for the purpose of receiving funds from the Lock-Box are subject to the liens of the Administrative Agent for itself and as agent under the Receivables Purchase Agreement, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against Customer or SPC, except that you may debit the Lock-Box Account for any items deposited therein that are credited in error or are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses. If there are insufficient funds in the Lock-Box Account and You has not been fully reimbursed, the Administrative Agent shall return such amount to You on demand.

You will follow its customary procedures for determining whether or not to honor any checks, drafts or other payment requests drawn on or with respect to the Lock-Box Account.

You may rely, and shall be protected in acting or refraining from acting, upon any notice (including but not limited to electronically confirmed facsimiles of such notice) believed by You to be genuine and to have been given by the proper party or parties.

The Customer and SPC agree to indemnify, defend and hold harmless You and its affiliates, directors, officers, employees, agents, successors and assigns (each an “Indemnitee”) from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Lock-Box Account and being unpaid for any reason, reasonable attorney’s fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of Your performance of the services contemplated by this letter agreement, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of Your gross negligence or willful misconduct. Substantial compliance by You with its standard procedures for the services provided hereunder shall be deemed to be the exercise of ordinary care by You. You shall have no obligation to review or confirm that any actions taken pursuant to this letter agreement comply with the Receivables Purchase Agreement or any other agreement or document. The provisions of this paragraph shall survive termination of this letter agreement.

You will not be liable to the Customer, SPC or the Administrative Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this letter agreement other than Damages which result directly from its acts or omissions constituting gross negligence, willful misconduct or breach of contract. In no event will You be liable for any punitive, special, indirect, or consequential damages, including but not limited to lost profits, even if advised of the possibility or likelihood of such damages.

This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the State of Illinois. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of the Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

[ORIGINATOR NAME]

By:

Name: Title:

CONVERGYS FUNDING CORPORATION

By:

Name: Title:

Acknowledged and agreed to

this      day of         :

[COLLECTION BANK]

By:

Name: Title:

BANK ONE, NA, AS ADMINISTRATIVE AGENT

By:

Name: Title:

ANNEX A

FORM OF COLLECTION NOTICE

[On letterhead of the Administrative Agent]

[Date]

[Collection Bank Name and Address]

Re:	Convergys Funding Corporation and [Originator Name]

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among [Originator Name], Convergys Funding Corporation, you and us, to have the name of, and to have exclusive ownership and control of, account number              (the “Lock-Box Account”) maintained with you, transferred to “Bank One, NA, as Administrative Agent.” [The Lock-Box Account will henceforth be a zero-balance account, and collected funds deposited in the Lock-Box Account should be sent at the end of each day to             ]. You have further agreed to perform all other services you are performing under that certain agreement dated              between you and [Originator Name] on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

Bank One, NA, as Administrative Agent

By:

Name: Title:

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”) is made as of [date], by and between              (the “Assignor”) and              (the “Assignee”), with respect to that certain Amended and Restated Receivables Purchase Agreement dated as of November 20, 2003, by and among Convergys Funding Corporation, an Ohio corporation, various Financial Institutions (as therein defined), Falcon Asset Securitization Corporation, Fifth Third Bank and Bank One, NA, as Falcon Agent and Administrative Agent (the “RPA”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the RPA.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. Assignment and Assumption. The Assignor hereby absolutely and unconditionally sells, assigns and conveys to the Assignee, without representation, warranty or recourse of any kind except as expressly set forth in Section 3 of this Assignment, an undivided [            %] interest in the Assignor’s Liquidity Commitment and the Assignor’s outstanding Capital (the “Assigned Interest”), and the Assignee hereby absolutely and unconditionally purchases, accepts and assumes the Assigned Interest and agrees to perform the Assignor’s obligations under the RPA to the extent of the Assigned Interest. The assignment and assumption set forth in the preceding sentence will become effective as of the Effective Date (as defined in Section 2 below). As of the Effective Date, immediately prior to giving effect to this Assignment, the Assignor’s Liquidity Commitment was $            , its Pro Rata Share was             % and its outstanding Capital was $            . After giving effect to this Assignment, the Assignor’s and the Assignee’s respective Commitments, Pro Rata Shares and Capital will be as follows:

	Financial Institution Liquidity Commitment	Pro Rata Share	Outstanding Capital

Assignor:

Assignee:

Others:

Total:

From and after the Effective Date, the Assignee will be a Financial Institution for all purposes under the RPA.

2. Effective Date. This Assignment will become effective upon the latest to occur of the following (such latest date, the “Effective Date”): (a) the date of this Assignment; (b) receipt by the Assignor and the Assignee of a faxed counterpart of this Assignment consented to by Falcon as provided on the signature page hereof; and (c) payment by the Assignee of the amounts, if any, due to the Assignor pursuant to Section 6 hereof.

3. Assignor Representations and Warranties. The Assignor hereby represents and warrants to the Assignee that:

(a) Absence of Adverse Claim. Immediately prior to giving effect to this Assignment, the Assignor was the legal and beneficial owner of the Assigned Interest, free and clear of any Adverse Claim created by the Assignor.

(b) Absence of Amortization Event. As of the date hereof, the Assignor is not aware of the existence and continuance of any Amortization Event or Potential Amortization Event.

4. Assignee Representations, Warranties and Covenants. The Assignee hereby represents and warrants to the Assignor, the Falcon Agent and Falcon that:

(a) Existence and Power. The Assignee is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to perform its obligations hereunder and under the RPA.

(b) No Conflict. The execution, delivery and performance by the Assignee of this Assignment and of the RPA are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Assignment has been duly authorized, executed and delivered by the Assignee.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Assignee of this Assignment or the RPA.

(d) Binding Effect. This Assignment constitutes, and after giving effect hereto, the RPA will constitute, the legal, valid and binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

(e) Ratings. As of the date hereof, the Assignee has a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Financial Institutions Service, Inc.

(f) Legal Opinion. If requested by the Falcon Agent, the Assignee will deliver to the Falcon Agent, in form reasonably acceptable to the Falcon Agent, an opinion of the Assignee’s counsel covering the matters set forth in clauses (a)-(d) above.

(g) Miscellaneous. The Assignee hereby (i) confirms that it has received a copy of the RPA, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment, (ii) agrees that it will, independently and without reliance upon the Falcon Agent, the Assignor or any other Purchaser and based on such documents and information at it will deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, (iii) appoints and authorizes the Falcon Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Falcon Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Financial Institution, (v) agrees that its payment instructions are as set forth in the attachment hereto, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Transaction Documents will not be “plan assets” under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Transaction Documents without deduction or withholding of any United States federal income taxes (and, if the Assignee is organized under the laws of a jurisdiction other than the United States of America or one of its political subdivisions, the Assignee has enclosed herewith two copies of its duly executed and completed I.R.S. Form 4224 or I.R.S. Form 1009, as applicable).

5. Effect of Assignment. From and after the Effective Date:

(a) Assignee as a Financial Institution. The Assignee will have the rights and obligations of a Financial Institution under the RPA with respect to the Assigned Interest, including, without limitation, a Liquidity Commitment in the amount set forth in Section 1 above, a Pro Rata Share equal to the percentage set forth in Section 1 above and outstanding Capital in the amount set forth in Section 1 above.

(b) Assignee’s Funding Obligations. The Assignee will fund its Pro Rata Share of the aggregate Purchase Price of each of the Receivable Interests the Financial Institutions purchase directly from Seller and its Acquisition Amount for each of the Receivable Interests the Financial Institutions purchase from Falcon.

(c) Sharing of Payments to the Financial Institutions. To the extent actually received by the Falcon Agent for the account of the Financial Institutions, the Assignee will be entitled to receive its Pro Rata Share of all Capital, Discount and Liquidity Fees (as hereinafter defined). In the event that either party hereto receives any payment from and after the Effective Date to which the other party hereto is entitled under this Assignment, then the party receiving such amount will promptly remit it to the other party hereto. [As used herein, “Liquidity Fee” means a fee equal to              basis points (0.            %) per annum multiplied by the average Purchase Limit in effect during the month then most recently ended, which fee is payable by Seller on the first Business Day of each calendar month after the date of the RPA and for so long as any Aggregate Unpaids remain outstanding.]

(d) Release of Assignor. The Assignor will automatically be deemed to have relinquished its rights and to have been released from its corresponding obligations under the Transaction Documents to the extent of the Assigned Interest.

6. Payment for Assigned Interest. If any Capital is outstanding from the Assignor at the opening of the Assignor’s business on the Effective Date, the Assignee will pay to the Assignor in immediately available funds on the Effective Date, an amount equal to the product of (a) the percentage set forth in Section 1 above in the definition of “Assigned Interest,” times (b) the aggregate outstanding amount of the Assignor’s Capital immediately prior to the effectiveness of this Assignment.

7. Limitations on the Assignor’s Liability. The Assignor represents and warrants that neither the Assignor nor any of its officers, directors, employees, agents or attorneys will be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Transaction Document, (ii) any representation, warranty or statement made in or in connection with any of the Transaction Documents, (iii) the financial condition or creditworthiness of Falcon, (iv) the performance of or compliance with any of the terms or provisions of any of the Transaction Documents, (v) inspecting any of the property, books or records of Falcon, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any of the Receivable Interests, or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Receivable Interests or the Transaction Documents.

8. Indemnity. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment.

9. Subsequent Assignments. After the Effective Date, the Assignee will have the right pursuant to Section 12.1 of the RPA to assign all or any portion of the rights which are assigned to the Assignee hereunder subject to the terms and provisions of such Section 12.1.

10. Bankruptcy Petition Against Falcon. The Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all debt securities of Falcon rated at the request of Falcon by a nationally recognized rating agency, it will not institute against, or join any other Person in instituting against, Falcon any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of any jurisdiction.

11. Entire Agreement; Counterparts. This Assignment embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof. This Assignment may be executed in one or more counterparts, all of which, taken together, will constitute one and the same instrument, and each of which will be deemed an original.

12. Governing Law. This Assignment will be governed by the internal law, and not the law of conflicts, of the State of Illinois.

13. Notices. Notices will be given under this Assignment in the manner set forth in the RPA. For the purpose hereof, the address of the Assignee (until notice of a change is delivered) will be the address set forth in the attachment hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment by their duly authorized officers as of the date first above written.

Assignor:

By:

Name:
Title:

Assignee:

By:

Name:
Title:

[By its signature below, Falcon hereby consents to the foregoing assignment as required by Section 12.1 of the RPA:

FALCON ASSET SECURITIZATION CORPORATION

By:

Authorized Signatory] [1]

[1]	Delete if not applicable

Assignee’s Wire Transfer Instructions and Address for Notices:

EXHIBIT VIII

CREDIT AND COLLECTION POLICY

[attached]

EXHIBIT IX

FORM OF CONTRACT(S)

[attached]

EXHIBIT X

FORM OF MONTHLY REPORT

[attached]

SCHEDULE A

COMMITMENTS AND LIQUIDITY COMMITMENTS

COMMITMENTS

Entity	Commitment
Bank One, NA	$150,000,000
Fifth Third Bank	$50,000,000

LIQUIDITY COMMITMENTS

Entity	Liquidity Commitment
Bank One, NA	$153,000,000

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE ADMINISTRATIVE AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

1. Counterparts of this Agreement, duly executed by each of the parties hereto;

2. A certificate of the Secretary or Assistant Secretary of each Seller Party certifying (A) the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Agents and the Purchasers may conclusively rely until such time as the Administrative Agent shall receive from such Seller Party a revised certificate meeting the requirements of this item #2), (B) an attached copy of the articles of incorporation certified as of a recent date acceptable to the Administrative Agent by the Secretary of State of such State of incorporation and regulations (the “Organic Documents”) of such Seller Party, and (C) an attached copy of resolutions of such Seller Party’s board of directors authorizing its execution and delivery of this Agreement and the other Transaction Documents to be delivered by it hereunder;

3. Good Standing Certificates dated as of a recent date satisfactory to the Administrative Agent for each of the Companies from the Secretary of State of the State of each Company’s state of incorporation.

4. A letter from Frost Brown Todd LLC (a) authorizing Fifth Third to rely on Frost & Jacobs LLP’s (i) true sale, and (ii) nonconsolidation opinions delivered in connection with the Existing Agreement as though such opinions were dated the date hereof;

5. Opinion of Frost Brown Todd LLC with respect to this Agreement covering the following matters:

•	Each of the Companies is a corporation, duly organized, validly existing, and in good standing under the laws of its state of formation.

•	Each of the Companies has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Person’s business.

•	The execution and delivery by each of the Companies of this Agreement and the other Transaction Documents to be delivered by it hereunder and its performance of its obligations thereunder have been duly authorized by all necessary action and proceedings on the part of such Person and will not:

(a)	require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b)	contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person; or

(c)	result in the creation or imposition of any Adverse Claim on assets of such Person or any of its Subsidiaries (except as contemplated by the First-Step Receivables Purchase Agreement, the Receivables Sale Agreement and this Agreement).

•	This Agreement and the other Transaction Documents to be delivered by it hereunder have each been duly executed and delivered by such Person and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

•	SPV has a valid and unencumbered ownership interest in each Receivable in existence as of the date of this Agreement and, if a Purchase is made as of such date, the Administrative Agent for the benefit of the Falcon Agent and the Purchasers shall acquire a first perfected ownership interest in each Receivable, the related Collections and the Related Security.

•	To the best of the opinion giver’s knowledge after due inquiry, there is no action, suit or other proceeding against any of the Companies or any of their Affiliates, which would materially adversely affect the business or financial condition of the Companies taken as a whole or which would materially adversely affect the ability of any of the Companies to perform its obligations under this Agreement .

•	Valid creation, perfection and filing priorities of Administrative Agent’s security interests on behalf of the Falcon Agent and the Purchasers.

6. The Falcon Fee Letter and the Fifth Third Fee Letter, together with payment of any and all fees due on or prior to the date hereof;

7. A certificate of an Authorized Officer of each of the Seller Parties certifying that as of the date of this Agreement:

(a)	the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date; and

(b)	no event has occurred, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event.

8. UCC-3 Amendments if any.